CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated March 27, 2013 on Dreyfus Tax Exempt Cash Management, Dreyfus California AMT-Free Municipal Cash Management and Dreyfus New York AMT-Free Municipal Cash Management for the fiscal year ended January 31, 2013 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 2-89275 and 811-3954) of Dreyfus Tax Exempt Cash Management Funds.

                                                                                                ERNST & YOUNG LLP

New York, New York

May 28, 2013